Exhibit 12

                            MJD Communications, Inc

               Computation of Ratio of Earnings to Fixed Charges

                                                                         Year ended December 31,
                                                1994            1995          1996         1997            1998
                                             ---------       ---------     ---------    ---------      ----------
INCOME FROM CONTINUING
    OPERATIONS BEFORE TAXES                  1,951,149       1,030,846     1,422,181    4,661,050      (7,510,418)
PLUS: FIXED CHARGES                          3,812,248       7,366,827     7,751,254    9,897,286      28,002,978
                                             ---------       ---------     ---------    ---------      ----------

EARNINGS (AS DEFINED)                        5,763,397       8,397,673     9,173,435   14,558,336      20,492,560
                                             =========       =========     =========    =========      ==========
INTEREST EXPENSE                             3,771,606       7,178,722     7,533,563    9,587,604      27,170,655
RENT EXPENSE (INTEREST PORTION)                 40,642         164,657       186,741      257,341         705,676
CAPITALIZED INTEREST                                --          23,448        30,950       52,341         126,647
                                             ---------       ---------     ---------    ---------      ----------

      TOTAL FIXED CHARGES                    3,812,248       7,366,827     7,751,254    9,897,286      28,002,978
                                             =========       =========     =========    =========      ==========

"EARNINGS" DIVIDED BY FIXED CHARGES                1.5             1.1           1.2          1.5             0.7
                                             =========       =========     =========    =========      ==========